Exhibit 99.1


American Technical Ceramics Corp. Announces Third Quarter Financial Results

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--May 3, 2004--AMERICAN TECHNICAL CERAMICS CORP. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the third fiscal quarter and the nine months ended March 31, 2004.
    Net sales for the quarter ended March 31, 2004 increased 35% to $16,109,000 from $11,930,000 in the comparable quarter in fiscal year 2003. Net income amounted to $315,000, or approximately $0.04 per common share and common share assuming dilution, for the quarter ended March 31, 2004, compared with a net loss of $299,000, or approximately ($0.04) per common share and common share assuming dilution, for the comparable quarter ended March 31, 2003.
    Net sales for the nine months ended March 31, 2004 increased 17% to $42,174,000 from $35,978,000 in the comparable period in fiscal year 2003. Net loss amounted to $914,000 for the nine months ended March 31, 2004, or approximately ($0.11) per common share and common share assuming dilution, compared with a net loss of $291,000, or approximately ($0.04) per common share and common share assuming dilution, for the comparable period ended March 31, 2003.
    Management stated that the increase in sales for the three and nine month periods as compared to the comparable periods of the prior fiscal year was a result of higher sales volumes in all of the Company's major product lines, primarily due to strong demand in the wireless infrastructure, semiconductor equipment and military markets.
    The increase in net income for the three months ended March 31, 2004 compared to the comparable period of the prior fiscal year was due primarily to the higher revenues, partially offset by increased medical and selling expenses. The increase in medical expenses was primarily due to an increase in claims for which the Company is self-insured. The increase in selling expenses was primarily due to the increase in sales and the expansion of the Company's international sales offices.
    Net income decreased for the nine months ended March 31, 2004 compared to the comparable period of the prior fiscal year despite higher revenues, primarily due to lower precious metal recovery and increased expenses. The increase in expenses was primarily attributable to the increase in medical and selling expenses noted in the previous paragraph.
    Bookings for both the three and nine month periods ended March 31, 2004 improved significantly from the levels experienced during the comparable periods of last fiscal year. Improvement was evident in nearly all of the Company's major product lines. Bookings for the three months ended March 31, 2004 were $18,721,000, representing a 58% increase over the comparable period of fiscal year 2003 and a 32% increase over the immediately preceding quarter. The increase in bookings is broad based over all of the major markets the Company serves, but were particularly strong in the wireless infrastructure and semiconductor equipment markets.
    Cash and investments declined to $7.1 million at March 31, 2004 from $11.7 million at June 30, 2004, primarily due to the need for cash to support the increase in sales. In particular, the Company has purchased precious metal inventories in anticipation of future production requirements and potential price increases. In addition, in anticipation of increased spending on property, plant and equipment, the Company has recently secured a $4 million line of credit from General Electric Capital Corporation.
    Victor Insetta, President and Chief Executive Officer of the Company, said "We are pleased to report our best quarter in three years. The results are in part due to some recovery in the economy and in part to the efforts of our people. During the downturn we added people in order to improve customer service and product delivery times. We are now starting to reap benefits from these investments. We believe we are now positioned to participate in the economic recovery and service the increased demand that we are seeing and that we expect will continue at least in the short term."
    The Company invites you to participate in its upcoming conference call with management. The details are as follows:



                         Tuesday, May 4, 2004
                   11:00 A.M. Eastern Standard Time
                      TOLL FREE CALL IN NUMBERS:
        (800) 901-5217 (USA) and (617) 786-2964 (International)


    A replay of the call will be available for approximately two weeks, beginning shortly after the call ends. The numbers to call to hear the replay are (888) 286-8010 (USA) and (617) 801-6888
(International). The access code is 18666510.
    A live webcast of the call will begin at 11:00 a.m., Eastern Standard Time, on Tuesday, May 4, 2004. To access the webcast, go to the Company's website, www.atceramics.com, and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.
    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

    This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.



          American Technical Ceramics Corp. and Subsidiaries
          --------------------------------------------------
                 (in thousands, except per share data)

               Condensed Consolidated Balance Sheet Data
               -----------------------------------------
                                       March 31, 2004   June 30, 2003
                                       --------------   -------------
                                        (unaudited)
Cash and Investments                       $7,082          $11,696
Accounts Receivable                         9,276            6,721
Inventories                                18,626           15,144
Current Assets                             38,095           36,490
Total Assets                               64,131           63,548
Current Liabilities                         6,530            5,005
Total Liabilities                          12,710           11,595
Total Stockholders' Equity                 51,421           51,953


          Condensed Consolidated Statement of Operations Data
          ---------------------------------------------------
                                             Three Months Ended
                                                (unaudited)
                                       ------------------------------
                                       March 31, 2004  March 31, 2003
                                       --------------  --------------
Net Sales                                 $16,109          $11,930
Gross Profit                                5,313            3,308
Operating Income/(Loss)                       493             (519)

Net Income/(Loss)                             315             (299)
Income/(Loss) Per Share:
  Basic                                     $0.04           $(0.04)
  Diluted                                   $0.04           $(0.04)
Weighted Average Common Shares
 Outstanding:
  Basic                                     8,136            8,076
  Diluted                                   8,673            8,076


          Condensed Consolidated Statement of Operations Data
          ---------------------------------------------------
                                             Nine Months Ended
                                                (unaudited)
                                       ------------------------------
                                       March 31, 2004  March 31, 2003
                                       --------------  --------------
Net Sales                                 $42,174          $35,978
Gross Profit                               11,832           10,823
Operating Loss                             (1,027)            (403)

Net Loss                                     (914)            (291)
Loss Per Share:
  Basic                                    $(0.11)          $(0.04)
  Diluted                                  $(0.11)          $(0.04)
Weighted Average Common Shares
 Outstanding:
  Basic                                     8,116            8,073
  Diluted                                   8,116            8,073


    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, 631-622-4710
             invest@atceramics.com
             http://www.atceramics.com
              OR
             The Global Consulting Group
             Allan Jordan, 646-284-9400
             ajordan@hfgcg.com